For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES RECORD SECOND QUARTER 2015
FINANCIAL RESULTS
Record Net Sales of $800.5 Million, an Increase of 36.4 Percent
Record Earnings from Operations of $112.3 Million
Record Net Earnings of $79.8 Million
Record Diluted Earnings per Share of $1.55

MANHATTAN BEACH, CA. – July 29, 2015 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in footwear, today announced financial results for the second quarter ended June 30, 2015.

Second quarter 2015 net sales were $800.5 million compared to $587.1 million for the second quarter of 2014. Gross profit for the second quarter of 2015 was $374.6 million, or 46.8 percent of net sales, compared to $269.4 million, or 45.9 percent of net sales, for the second quarter of last year. Earnings from operations for the second quarter of 2015 were $112.3 million, or 14.0 percent of net sales, compared to net earnings from operations of $53.8 million, or 9.2 percent of net sales for the second quarter of 2014.

Net earnings in the second quarter of 2015 were $79.8 million compared to net earnings of $34.8 million for the second quarter of 2014. Diluted net earnings per share in the second quarter of 2015 were $1.55 based on 51.3 million weighted average shares outstanding compared to diluted net earnings per share of $0.68 based on 50.9 million weighted average shares outstanding for the same period last year.

“The continued strong demand for our product worldwide led to record quarterly financial results for the second quarter—including net sales, earnings from operations and earnings per share. Our second quarter net sales of more than $800 million combined with record sales in the first quarter resulted in the Company achieving $1.57 billion in sales for the first half of 2015,” began David Weinberg, chief operating officer and chief financial officer. “Driving this growth were double-digit increases in our three main business channels: domestic wholesale with an average price per pair increase of 9.0 percent; international wholesale, which includes 665 third-party-owned Skechers retail stores; and Company-owned Skechers domestic and international retail stores with a total comp store sales increase of 12.9 percent for the quarter. Furthermore, the second quarter benefitted from both pent up demand resulting from U.S. port issues in the first quarter as well a shift in back-to-school shipments due to increased demand in both domestic and international markets. Our international subsidiary business also remained strong with double-digit increases despite currency headwinds in several key markets.”

For the six months ended June 30, 2015, net sales were $1.57 billion compared to net sales of $1.13 billion in the first six months of 2014. Gross profit for the first six months of 2015 was $707.1 million, or 45.1 percent of net sales, compared to $509.8 million, or 45.0 percent of net sales, for the first six months of 2014. Earnings from operations for the first six months of 2015 were $200.5 million, or 12.8 percent of net sales, compared to earnings from operations of $101.9 million, or 9.0 percent of net sales, for the first six months of 2014.

Net earnings in the first six months of 2015 were $135.9 million compared to net earnings of $65.8 million in the same period last year. For the first six months of 2015, diluted net earnings per share were $2.65 based on 51.3 million weighted average common shares outstanding compared to diluted net earnings per share of $1.29 based on 50.9 million weighted average common shares outstanding for the first six months of 2014.

Robert Greenberg, SKECHERS chief executive officer, commented: “Skechers is clearly in the midst of the most exciting time in the Company’s 23-year history. The present has never looked as colorful, comfortable and successful thanks to our product and marketing, and resulting record sales, shipments and earnings. We just announced the signing of global pop singer Meghan Trainor, and together with Demi Lovato we are capturing the attention of 12 to 24 year olds worldwide. During the second quarter, we announced that boxing great Sugar Ray Leonard joined our team of accomplished athletes and brand ambassadors, including Pete Rose and his #PeteintheHall campaign. Together, they and legendary musician Ringo Starr are speaking to Generation X and Baby Boomers with their humorous television commercials for Skechers Relaxed Fit footwear. Our numerous other impactful lifestyle campaigns along with our targeted marketing for Skechers Performance and Skechers Kids lines are resonating with our diverse consumer base. Our efforts in product and marketing also resulted in Skechers becoming the No. 2 athletic footwear brand and the No. 1 walking brand in the United States. While domestic wholesale remains the largest piece of our business at 42 percent, the highest channel increase in the second quarter came from our international segment, which improved by 60 percent and now represents 30 percent of our total sales. With 1,126 Skechers retail stores worldwide, including the new markets of Czech Republic, Nigeria and Alaska, our global footprint is expanding steadily with additional Skechers stores already opened in the third quarter by our international distribution partners in Russia, Australia, Taiwan and Ireland, a joint venture store in India, and another six domestic and international Company-owned stores. The demand for Skechers footwear in markets worldwide continues, and we are excited for several new product introductions coming later this year—including Star Wars® from Skechers shoes for boys and men, along with some developments in our Skechers Performance and athletic lifestyle divisions. We believe that our accelerated growth trend will remain through 2015 and into 2016.”

Mr. Weinberg added: “Our record first half of 2015 follows a record 2014, and is a result of the universal demand for our wide assortment of diverse footwear collections for men, women and kids. At no other time in the history of our company have so many product lines resonated with consumers, giving us a broad base to continue to build upon and grow. With increased year-over-year backlogs at the end of June, strong incoming order rates and July sales, as well as the positive sell-through reports from wholesale and an additional 125 to 135 Company-owned and third-party-owned Skechers retail stores planned to open later this year, we believe that we will continue to achieve new sales and profit records through 2015. With $513.9 million in cash, inventories in line with sales, and improved efficiencies and capacity in both our North American and European distribution centers, we believe we are well prepared for our planned growth. We remain comfortable with the analysts’ current consensus estimates for the back half of 2015.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 120 countries and territories worldwide via department and specialty stores, more than 1,100 SKECHERS retail stores, and the Company’s e-commerce website. The Company manages its international business through a network of global distributors, joint venture partners in Asia, and 12 wholly-owned subsidiaries in Brazil, Canada, Chile, Japan and throughout Europe. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, future demand for its products and growth opportunities, its planned opening of new stores, advertising and marketing initiatives, and the expansion plans for the Company’s European Distribution Center. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the three months ended March 31, 2015. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$513,902	$466,685
Trade accounts receivable, net	434,191	272,103
Other receivables	15,314	16,510

Total receivables	449,505	288,613
Inventories	470,640	453,837
Prepaid expenses and other current assets	51,633	57,015
Deferred tax assets	18,866	18,864

Total current assets	1,504,546	1,285,014
Property, plant and equipment, net	381,853	373,183
Other assets	26,126	16,721

Total non-current assets	407,979	389,904

TOTAL ASSETS	$1,912,525	$1,674,918

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$109,290	$101,407
Accounts payable	430,422	352,815
Short-term borrowings	1,340	1,810
Accrued expenses	53,626	49,705

Total current liabilities	594,678	505,737
Long-term borrowings, net of current installments	1,592	15,081
Other long-term liabilities	24,400	19,993

Total non-current liabilities	25,992	35,074
Total liabilities	620,670	540,811
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,222,210	1,075,249
Noncontrolling interests	69,645	58,858

Total equity	1,291,855	1,134,107

TOTAL LIABILITIES AND EQUITY	$1,912,525	$1,674,918

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$800,464	$587,051	$1,568,461	$1,133,569
Cost of sales	425,856	317,676	861,313	623,791

Gross profit	374,608	269,375	707,148	509,778
Royalty income	3,630	1,836	5,512	4,858

	378,238	271,211	712,660	514,636

Operating expenses:
Selling	64,875	53,839	113,967	90,581
General and administrative	201,021	163,616	398,162	322,139
	265,896	217,455	512,129	412,720

Earnings from operations	112,342	53,756	200,531	101,916
Other income (expense):
Interest, net	(2,884)	(3,459)	(5,534)	(6,052)
Other, net	2,990	148	(1,771)	(934)

	106	(3,311)	(7,305)	(6,986)

Earnings before income tax expense	112,448	50,445	193,226	94,930
Income tax expense	25,383	12,232	44,503	23,669

Net earnings	87,065	38,213	148,723	71,261
Less: Net earnings attributable to noncontrolling interests	7,283	3,411	12,861	5,494

Net earnings attributable to Skechers U.S.A., Inc.	$79,782	$34,802	$135,862	$65,767

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$1.57	$0.69	$2.67	$1.30

Diluted	$1.55	$0.68	$2.65	$1.29

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,904	50,565	50,855	50,562

Diluted	51,342	50,914	51,259	50,879